THE LESHNER CORPORATION

Consolidated Balance Sheets as of September 27, 1997 and September 28, 1996 and the Related Consolidated Statements of Operations and Earnings Retained in the Business and Cash Flows for Each of the Three Years in the Period Ended September 27, 1997 and Independent Auditors' Report

THE LESHNER CORPORATION AND SUBSIDIARY COMPANY

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                           Page
INDEPENDENT AUDITORS' REPORT                                                1

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 27, 1997 AND
  SEPTEMBER 28, 1996                                                        2

CONSOLIDATED STATEMENTS OF OPERATIONS AND EARNINGS RETAINED IN THE
  BUSINESS FOR THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 27, 1997       3

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE YEARS IN
  THE PERIOD ENDED SEPTEMBER 27, 1997                                       4

NOTES TO FINANCIAL STATEMENTS                                               5

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
of The Pillowtex Corporation

We have audited the accompanying consolidated balance sheets of The Leshner Corporation and subsidiary company (the "Company") as of September 27, 1997 and September 28, 1996, and the related consolidated statements of operations and earnings retained in the business and of cash flows for each of the three years in the period ended September 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Leshner Corporation and subsidiary company at September 27, 1997 and September 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1997 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP
Cincinnati, Ohio

January 28, 1998
(July 28, 1998 as to Note 8)

THE LESHNER CORPORATION AND SUBSIDIARY COMPANY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 27, 1997 AND SEPTEMBER 28, 1996
--------------------------------------------------------------------------------

                                                                 LIABILITIES AND
ASSETS                                  1997          1996       STOCKHOLDERS' EQUITY                      1997          1996
                                    ------------  ------------                                         ------------  ------------
CURRENT ASSETS:                                                  CURRENT LIABILITIES:
  Cash                              $    41,043   $    60,108      Current maturities of long-term
  Accounts receivable (less                                         obligations                        $ 4,753,511   $ 4,321,622
   allowance for doubtful accounts                                 Accounts payable:
   of $844,000 in 1997 and $135,000                                 Trade                                4,776,856     3,727,514
   in 1996)                          18,995,565    17,090,826       Other                                  245,137       230,243
  Other receivables                     302,383       516,768      Accrued liabilities:
  Refundable federal income tax         590,265       890,245       Salaries, wages and commissions      1,131,486     1,085,472
  Inventories                        23,556,965    21,293,021       Taxes other than federal income tax    859,816     1,002,674
  Prepaid expenses and other            272,611       565,594       Self insurance                         354,419       648,119
  Deferred income taxes                 892,198       976,769       Interest                               126,989        97,048
                                    ------------  ------------      Other                                  368,138       302,700
          Total current assets       44,651,030    41,393,331                                          ------------  ------------
                                                                        Total current liabilities       12,616,352    11,415,392
PROPERTY, At cost                                                                                      ------------  ------------
  Land and land improvements            711,924       650,432
  Buildings and bldg. improvements   10,414,175    10,798,045    LONG-TERM OBLIGATIONS (less
  Machinery and equipment            35,526,425    27,756,432      current maturities):
  Furniture and fixtures              2,225,989     2,151,100      Debt                                 43,666,652    41,126,632
  Construction in progress              127,928     1,742,698      Notes payable to shareholders and
                                    ------------  ------------      other related parties                2,724,014     2,752,114
          Total                      49,006,441    43,098,707      Deferred income taxes                 1,472,942     1,837,049
  Less accumulated depreciation and                                                                    ------------  ------------
   amortization                     (20,018,990)  (17,134,350)          Total long-term obligations     47,863,608    45,715,795
                                    ------------  ------------                                         ------------  ------------
          Property, net              28,987,451    25,964,357
                                    ------------  ------------

OTHER ASSETS:                                                    STOCKHOLDERS' EQUITY
  Cash surrender value of life                                     Capital stock:
   insurance                                                        Preferred, 3% cumulative, $100 par
    (less policy loans of $385,424                                   value; authorized, 1,500 shares;
    in 1997 and 1996)                   535,122       471,140        outstanding, none
  Intangible assets (net of                                         Common, $40 stated value;
   accumulated amortization of                                       authorized, 25,000 shares;
   $330,358 in 1997 and $275,097                                     outstanding, 15,000 shares            600,000       600,000
   in 1996)                             541,956       581,637       Paid-in capital in excess of
  Deferred pension expense              689,369       548,635        stated value                          104,344       104,344
  Unexpended bond proceeds                    -     4,690,687       Earnings retained in the business   14,220,624    15,814,256
                                    ------------  ------------                                         ------------  ------------
          Total other assets          1,766,447     6,292,099           Total stockholders' equity      14,924,968    16,518,600
                                    ------------  ------------                                         ------------  ------------
TOTAL                               $75,404,928   $73,649,787    TOTAL                                 $75,404,928   $73,649,787
                                    ============  ============                                         ============  ============

See notes to consolidated financial statements.

THE LESHNER CORPORATION AND SUBSIDIARY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND
EARNINGS RETAINED IN THE BUSINESS
FOR THE YEARS ENDED SEPTEMBER 27, 1997, SEPTEMBER 28, 1996,
 AND SEPTEMBER 30, 1995
-------------------------------------------------------------------------------

                                                        1997                1996                 1995
                                                  ---------------     ---------------     ---------------
NET SALES                                         $  104,924,961      $   96,438,442      $  101,187,233

COST OF PRODUCTS SOLD                                 93,023,688          85,456,398          86,538,165
                                                  ---------------     ---------------     ---------------
GROSS PROFIT                                          11,901,273          10,982,044          14,649,068

SELLING AND GENERAL EXPENSES                          10,880,943           9,841,102          10,244,954
                                                  ---------------     ---------------     ---------------
INCOME FROM OPERATIONS                                 1,020,330           1,140,942           4,404,114
                                                  ---------------     ---------------     ---------------
OTHER CHARGES (CREDITS):
  Interest expense                                     3,765,456           3,364,934           3,310,873
  Interest income                                       (116,886)             (2,375)             (5,026)
  Miscellaneous, net                                    (194,637)           (765,768)           (928,748)
                                                  ---------------     ---------------     ---------------
          Total other charges, net                     3,453,933           2,596,791           2,377,099

INCOME (LOSS) BEFORE PROVISION (CREDIT)
  FOR INCOME TAXES                                    (2,433,603)         (1,455,849)          2,027,015

PROVISION (CREDIT) FOR INCOME TAXES                     (839,971)           (435,442)            721,352
                                                  ---------------     ---------------     ---------------

NET INCOME (LOSS)                                     (1,593,632)         (1,020,407)          1,305,663

EARNINGS RETAINED IN THE BUSINESS, Beginning
  of year                                             15,814,256          16,954,663          15,769,000

LESS DIVIDENDS                                                 -            (120,000)           (120,000)
                                                  ---------------     ---------------     ---------------

EARNINGS RETAINED IN THE BUSINESS, End of year    $   14,220,624      $   15,814,256      $   16,954,663
                                                  ===============     ===============     ===============

See notes to consolidated financial statements.



















                                      -3-

THE LESHNER CORPORATION AND SUBSIDIARY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 27, 1997, SEPTEMBER 28, 1996, AND SEPTEMBER 30, 1995

                                                                            1997                1996                1995
                                                                      ---------------     ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                   $   (1,593,632)     $   (1,020,407)     $    1,305,663
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
    Depreciation and amortization                                          3,350,587           2,541,123           2,373,873
    Deferred income taxes                                                   (279,536)            131,504             351,728
    Loss on disposition of property                                          167,947              36,565               1,169
    Changes in assets and liabilities:
      Decrease (increase) in accounts receivable                          (1,904,739)          2,895,907          (2,900,161)
      Decrease (increase) in other receivables                               214,385            (431,336)            197,289
      Decrease (increase) in refundable federal income tax                   299,980            (544,770)            (64,913)
      Decrease (increase) in inventories                                  (2,263,944)            617,300             432,564
      Decrease (increase) in prepaid expenses and other                      292,983               1,636             (86,617)
      Decrease (increase) in other assets                                   (204,716)             38,244             (93,480)
      Increase (decrease) in accounts payable                              1,064,236           1,179,487            (268,675)
      Increase (decrease) in accrued liabilities                            (295,165)           (794,291)            151,239
                                                                      ---------------     ---------------     ---------------
          Net cash provided by (used in) operating activities             (1,151,614)          4,650,962           1,399,679
                                                                      ---------------     ---------------     ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                    (4,982,015)         (7,175,859)           (927,782)
  Proceeds from sale of property                                              40,632                   -              13,001
  Unexpended proceeds from IRB issuances                                   4,690,687          (4,690,687)                  -
                                                                      ---------------     ---------------     ---------------
          Net cash used in investing activities                             (250,696)        (11,866,546)           (914,781)
                                                                      ---------------     ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt                                         -          17,178,896           1,656,790
  Net proceeds (payments) under revolving line of credit agreements        5,715,573          (1,084,450)          2,347,776
  Principal payments on long-term debt                                    (4,305,673)         (8,588,715)         (4,453,592)
  Principal payments on notes payable to shareholders
    and other related parties                                               (220,155)           (250,211)           (149,250)
  Proceeds from issuance of notes payable to
    shareholders and other related parties                                   206,000              93,000             264,500
  Dividends paid                                                                   -            (120,000)           (120,000)
  Payments for bond issuance costs                                           (12,500)            (85,373)                  -
                                                                      ---------------     ---------------     ---------------
          Net cash provided by (used in) financing activities              1,383,245           7,143,147            (453,776)
                                                                      ---------------     ---------------     ---------------
NET INCREASE (DECREASE) IN CASH                                              (19,065)            (72,437)             31,122

CASH:
  Beginning of year                                                           60,108             132,545             101,423
                                                                      ---------------     ---------------     ---------------
  End of year                                                         $       41,043      $       60,108      $      132,545
                                                                      ===============     ===============     ===============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Income taxes                                                      $       20,724      $       49,661      $      523,137
    Interest                                                               3,735,515           3,716,741           3,132,721
  Property acquired through issuance of debt                                 761,582                   -              52,760
  New capital leases                                                         786,482             232,784             925,944

See notes to consolidated financial statements.

                                      -4-

THE LESHNER CORPORATION AND SUBSIDIARY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION - The consolidated financial statements include the accounts of The Leshner Corporation ("Leshner") and its wholly-owned subsidiary (the "Company"), Opelika Industries, Inc. ("Opelika"). All material intercompany transactions and balances have been eliminated.

     FISCAL YEAR - The Company's fiscal year end is the Saturday closest to September 30.

     DESCRIPTION OF BUSINESS - The Company is a manufacturer, converter and distributor of textile products. Sales to the ten most significant customers represented approximately 45%, 60% and 57% of the Company's total sales in 1997, 1996 and 1995, respectively. A substantial portion of the Company's accounts receivable relates to sales to mass merchandisers, other retailers and institutional distributors.

     INVENTORIES - Inventories consist principally of manufactured textile materials and are valued at the lower of either standard or estimated cost
     (which approximate cost on a FIFO basis) or market.

     INTANGIBLE ASSETS - Intangible assets are being amortized over the estimated periods to be benefited, which range from 2 to 40 years. The carrying value of intangible assets is evaluated periodically as events and circumstances indicate a possible inability to recover its carrying amount.

     UNEXPENDED BOND PROCEEDS - Unexpended bond proceeds represent funds received from industrial development bond issuances in 1996 which had not yet been expended for their intended purpose. Such funds consist of money market accounts carried at cost which approximates market value and were expended in 1997.

     DEPRECIATION AND AMORTIZATION - Buildings and building improvements are depreciated over estimated useful lives of 20 to 32 years using principally the straight-line method. Machinery and equipment and furniture and fixtures are depreciated over estimated useful lives of 5 to 15 years using the straight-line and accelerated depreciation methods. Amortization of capital lease balances is included with depreciation expense. The capitalized cost of property under capital leases was $3,298,000 and $3,096,000 at September 27, 1997 and September 28, 1996, respectively.

     SELF-INSURANCE PLANS - The Company is self-insured for Alabama and Georgia workers' compensation claims and has purchased commercial insurance for individual claims in excess of $300,000 and $250,000, respectively over the life of the claim. Amounts are accrued for estimated future payments applicable to such claims.

     INCOME TAXES - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the current period plus or minus the change during the current period in deferred tax assets and liabilities.





                                      -5-

     MISCELLANEOUS INCOME - Miscellaneous income primarily represents commission income related to sales of products of other manufacturers and insurance proceeds from various insurance claims.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OTHER RECEIVABLES - At September 27, 1997 and at September 28, 1996, the
     Company had receivables of approximately $200,000 and $500,000, respectively, for insurance claims recorded as other receivables.

2.   INVENTORIES

     Inventories consisted of the following:

                               September 27,        September 28,
                                   1997                 1996
                               -------------        -------------
          Raw materials        $  5,467,725         $  6,430,163
          Work in process         3,751,481            4,051,607
          Finished goods         14,337,759           10,811,251
                               -------------        -------------
               Total           $ 23,556,965         $ 21,293,021
                               =============        =============

3.   LONG-TERM DEBT

     Long-term debt at September 27, 1997 and September 28, 1996 consisted of the following:

                                                                                   1997          1996
                                                                               -----------    -----------
     Industrial Revenue Bonds:
      City of Opelika, interest rates varying from 4.25% to 6.5% annually
       (6.3% and 6.125% at September 27, 1997 and September 28, 1996,
       respectively), payable in annual instalments of $600,000 plus interest through January 1998 with a final payment of $605,000
       plus interest in January 1999                                           $ 1,205,000    $ 1,805,000

      Macon-Bibb County, variable interest rate, (5.06% and 6.93% at
       September 27, 1997 and September 28, 1996, respectively) payable
       in annual instalments of $173,333 plus interest through March 2001          693,333        866,666

      Phenix City, interest rates varying from 4.8% to 6.4% annually (6.2%
       and 6.0% at September 27, 1997 and September 28, 1996,
       respectively), payable in annual instalments of $170,000 plus
       interest through March 1999                                                 340,000        510,000

      City of Hamilton, approximately 8% per annum, monthly sinking fund payments of $9,877 (interest and principal) through August
       1998, net of accumulated sinking fund of $9,131 and $9,180 for
       1997 and 1996, respectively                                                  65,869        140,820




                                      -6-

      City of Opelika, 6.16% per annum, payable in monthly instalments of
       $67,793, including interest, through August 2002                          3,443,333      3,800,000

      Pulaski County-Hawkinsville Development Authority, 6.16% per
       annum, payable in monthly instalments of $80,556, including
       interest, through August 2002                                             4,091,561      4,500,000

     Notes payable:
      Bank, floating prime rate plus .35% per annum (8.85% and 8.60% at
       September 27, 1997 and September 28, 1996, respectively) or
       2.35% over the Eurodollar rate per annum (8.07% and 8.05% at
       September 27, 1997 and September 28, 1996, respectively), loan balance outstanding under the terms of a revolving credit agreement
       due October 1998                                                         28,827,450     23,111,877

      Bank, 7.5% per annum; collateralized by machinery and equipment and payable in monthly instalments of $52,890 including interest,
       through August 1997                                                               -        560,551

      Promissory Note, 8.653% per annum, collateralized by machinery and equipment and payable in monthly instalments of $125,132,
       including interest, through May 2002                                      5,748,457      6,707,107

      Promissory Note, 8.26% per annum, collateralized by machinery and equipment and payable in monthly instalments of $24,991,
       including interest, through November 2000                                   833,124      1,054,190

      Promissory Note, 8.26% per annum, collateralized by machinery and equipment and payable in monthly instalments of $8,831, including
       interest, through December 2002                                             455,876        515,987

      Promissory Note, 8.49% per annum, collateralized by machinery and equipment and payable in monthly instalments of $3,241, including
       interest, through March 2003                                                170,461        193,799

      Promissory Note, 8.20% rate per annum, collateralized by machinery and equipment and payable in monthly instalments of $8,733,
       including interest, through December 2001                                   374,445              -

      Promissory Note, 9.9% per annum, collateralized by machinery and equipment and payable in monthly instalments of $10,633 through
       July 2000                                                                   314,445              -

      Promissory Note, variable interest rate (9.02% and 8.90% at
       September 27, 1997 and September 28, 1996, respectively),
       collateralized by machinery and equipment and payable in monthly
       instalments of $1,080, including interest, through November 1999             26,485         35,923

      Obligations under capital leases, interest imputed between 7.5% and
       10.0% per annum, payable in monthly instalments with maturities
       ranging through 2001                                                      1,667,724      1,497,679
                                                                               -----------    -----------
               Total                                                            48,257,563     45,299,599
      Less current maturities                                                    4,590,911      4,172,967
                                                                               -----------    -----------
      Remainder                                                                $43,666,652    $41,126,632
                                                                               ===========    ===========

     In January 1992 and March 1992, the Company issued industrial development bonds for $4,205,000 (City of Opelika, Alabama) and for $1,200,000 (City of Phenix City, Alabama), respectively, to finance the continuing modernization of the Opelika yarn making and weaving operations and to expand storage and production facilities at the Phenix City location.

     Both issues are secured by separate letter of credit facilities provided by a bank. In July 1996, the Company issued additional industrial development bonds for $4,500,000 (The Pulaski County - Hawkinsville Development Authority, Georgia) and $3,800,000 (City of Opelika, Alabama) to finance the acquisition and installation of additional weaving equipment at the Opelika location and acquire terry cloth finishing machines and accessories at the Hawkinsville location.

     In June 1993, the Company entered into an agreement whereby the Company effectively assumed the outstanding principal balance of $1,386,666 of previously issued Macon-Bibb County Industrial Authority Revenue Bonds, Series 1986 to finance the purchase of a distribution facility in Macon, Georgia.

     The title to the property financed by the bonds is held by the respective cities/counties until the bonds are fully paid. For accounting purposes, the property is capitalized and depreciated.

     The Company has a Loan and Security Agreement (the "Agreement") with a bank which expires in April 1998. The Agreement provides the Company with a revolving line of credit, including loans, bankers acceptances and letters of credit, up to maximum of $31,000,000, secured by and not to exceed 85% of qualified accounts receivable and 60% of qualified inventory (as defined in the Agreement). The Agreement bears interest at the floating prime rate plus .35% per annum or, at the option of the Company, 2.35% over the Eurodollar rate per annum. Conversion between the two rates can be made by the Company on specified dates for certain amounts. At September 27, 1997 and September 28, 1996, approximately $22,000,000 and $19,000,000, respectively was at the Eurodollar rate per annum, respectively. The Company must pay a commitment fee of .25% on the unused portion of the credit line and the Agreement contains certain loan covenants. At September 27, 1997 and September 28, 1996, total advances under the Agreement were $28,827,450 and $23,111,877, respectively. In December 1997, the Agreement was extended to October 1, 1998.

     The industrial development bonds, the Agreement and other notes payable certain covenants restricting certain corporate acts, requiring minimum financial ratios and prohibiting the payment of dividends. As of September 27, 1997, the Company was in violation of several of the required minimum financial ratios. The lenders waived the requirements of the agreements as of September 27, 1997 and for the period through October 1, 1998, as applicable and therefore all debt is classified as current and non-current according to the original repayment terms.
     Because the majority of the Company's long-term debt has variable interest rates, the fair value of long-term debt approximates carrying value at September 27, 1997 and September 28, 1996.

     The approximate aggregate amounts of maturities, excluding maturities on notes payable to shareholders and other related parties (see Note 4) are:
     1998, $4,591,000; 1999, $33,530,000; 2000, $3,909,000; 2001, $3,480,000;
     2002, $2,697,000; and beyond $51,000.

4.   NOTES PAYABLE TO SHAREHOLDERS

     The Company has a 9% note payable to one shareholder through April 2002. The note is payable in monthly instalments of $19,608, including interest. The balance of this note was $881,002 and $1,029,657 at September 27, 1997 and September 28, 1996, respectively. Principal maturities of this note are as follows: 1998, $162,600; 1999, $177,853; 2000, $194,537; 2001,
     $212,786; and 2002, $133,226.

     The remaining notes payable to shareholders and other related parties at September 27, 1997 and September 28, 1996 bear interest at 1% over the prime rate (not to exceed 16%) and mature February 1999. Such notes are generally renewed, but are payable immediately upon death.

5.   OPERATING LEASES

     Total rental expense for operating leases was approximately $2,505,000, $3,232,000 and $4,286,000 for 1997, 1996 and 1995, respectively. Most of the Company's operating leases are for weaving and other production equipment and retail stores and contain renewal options. At September 27, 1997 the minimum rental commitments for noncancellable leases which have remaining terms greater than one year totaled approximately $3,531,000. Such commitments are payable as follows: 1998, $1,605,000; 1999, $892,000; 2000, $586,000; 2001, $271,000; 2002, $143,000 and beyond, $34,000.

6.   RETIREMENT PLANS

     The Company has a noncontributory defined benefit plan that covers all salaried and office employees. Benefits are based on years of credited service and compensation levels. Contributions to the plan are based on the frozen entry age actuarial cost method.

     Pension expense consists of several components that reflect various aspects of the Company's financial arrangements as well as the cost of benefits earned by employees. These components are determined using the projected unit credit actuarial cost method and are based on certain actuarial assumptions. Net pension expense includes the following components for the years ended September 27, 1997, September 28, 1996 and September 30, 1995:

                                            1997         1996          1995
                                       ------------  ------------  ------------
       Service cost for current year   $   281,900   $   273,700   $   277,000
       Interest cost                       412,000       382,000       349,000
       Actual return on plan assets     (1,428,000)     (944,000)   (1,017,000)
       Net amortization and deferral       724,000       433,900       588,000
                                       ------------  ------------  ------------
       Net pension expense (income)    $   (10,100)  $   145,600   $   197,000
                                       ============  ============  ============

     The following table sets forth the plan's funded status and the amount recognized in the Company's balance sheets as of September 27, 1997 September 28, 1996:

                                                          1997          1996
                                                      ------------  ------------
       Actuarial present value of accumulated benefit
        obligation, including vested benefits of
        $5,112,741 and $4,785,600 at September 27,
        1997 and September 28, 1996, respectively     $ 5,328,688   $ 5,005,134
                                                      ============  ============

       Plan assets at fair market value               $ 8,961,240   $ 7,658,332
       Actuarial present value of projected benefit
        obligation for service rendered to date         6,446,755     5,996,475
                                                      ------------  ------------
       Plan assets in excess of projected benefit
        obligation                                      2,514,485     1,661,857
       Unrecognized net transition asset at
        October 1, 1987 ($34,200 being amortized
        over approximately 16 years)                      (13,200)      (15,300)
       Unrecognized prior service cost                    118,035       129,907
       Unrecognized net loss (gain)                    (1,929,951)   (1,227,829)
                                                      ------------  ------------
       Net prepaid pension cost included in the
        accompanying balance sheets                   $   689,369   $   548,635
                                                      ============  ============

     At September 27, 1997, September 28, 1996 and September 30, 1995, the discount rate was 7% and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4%. The expected long-term rate of return on retirement plan assets, consisting principally of U.S. Government and Agency Obligations, common stock and pooled investment funds, was 9.0% in 1997 and 7.5% in 1996 and 1995, respectively.

     The Company also contributes to Company sponsored and multi-employer defined contribution plans that cover salaried and office employees at Leshner and hourly employees at Opelika. The Company's contributions to these plans were approximately $372,000, $369,000 and $362,000 for the years ended September 27, 1997, September 28, 1996 and September 30, 1995, respectively.

7.   INCOME TAXES

     The provision (credit) for income taxes consists of the following:

                                         1997         1996         1995
                                      ----------   ----------   ----------
     Federal:
      Current                         $(587,352)   $(544,770)   $ 360,087
      Deferred                         (249,228)     106,128      322,185
                                      ----------   ----------   ----------
          Total                        (836,580)    (438,642)     682,272
                                      ----------   ----------   ----------
     State and local:
      Current                            26,917      (22,176)       9,537
      Deferred                          (30,308)      25,376       29,543
                                      ----------   ----------   ----------
          Total                          (3,391)       3,200       39,080
                                      ----------   ----------   ----------
     Provision (credit) for
      income taxes                    $(839,971)   $(435,442)   $ 721,352
                                      ==========   ==========   ==========

     The reconciliation of reported income tax expense to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income is as follows (in millions):

                                   September 27,   September 28,   September 30,
                                        1997            1996            1995
                                   -------------   -------------   -------------
     Statutory federal income tax  $   (827,425)   $   (494,989)   $    689,185
     State income tax                    (3,391)         10,738          32,547
     Other, net                          (9,155)         48,809            (380)
                                   -------------   -------------   -------------
     Total                         $   (839,971)   $   (435,442)   $    721,352
                                   =============   =============   =============

     The components of deferred tax assets and liabilities were as follows:

                                                  September 27,   September 28,
                                                      1997            1996
                                                  -------------   -------------
     Deferred tax assets:
      Net operating loss                          $    605,000    $          -
      Alternative minimum tax credit                         -         333,615
      Asset reserves                                   413,667          59,600
      Accrued liabilities and self insurance
       reserves                                        460,625         531,064
      Other                                            343,131         193,107
                                                  -------------   -------------
           Total deferred tax assets              $  1,822,423    $  1,117,386
                                                  =============   =============
     Deferred tax liabilities:
      Depreciation and fixed assets               $  1,700,453    $  1,376,543
      Capital leases                                   417,051         350,149
      Pension accrual                                  268,854         228,557
      Other                                             16,809          22,417
                                                  -------------   -------------
           Total deferred tax liabilities         $  2,403,167    $  1,977,666
                                                  =============   =============
                                           -11-

     The Company has a federal net operating loss carryover of approximately $1,727,000 generated in the year ended September 27, 1997. This loss will expire in the year 2012 unless used by then.

8.   SUBSEQUENT EVENT

     Effective July 28, 1998, the Company completed a plan of merger with Pillowtex Corporation whereby all of the Company's outstanding shares of common stock were acquired by a subsidiary of Pillowtex Corporation for approximately $33,500,000.

                                     * * * * * *



















































                                      -12-